Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations and Media Contact:

Don Duffy or John Flanagan

Integrated Corporate Relations 203-682-8200

McCormick & Schmick’s Seafood Restaurants, Inc. Reports First Quarter 2005 Results

 10.8% Revenue Increase and $0.12 Earnings Per Share

Portland, Oregon – (Business Wire) – May 10, 2005 – McCormick & Schmick’s Seafood Restaurants, Inc. (Nasdaq: MSSR) today reported financial results for its fiscal first quarter ended March 26, 2005.

Highlights for the first quarter of 2005 compared to the first quarter of 2004 were as follows:

•                  Revenues increased 10.8% to $60.4 million

•                  Comparable restaurant sales increased 1.2%

•                  Net income was $1.6 million compared to ($1.0) million net loss

•                  Diluted earnings per share was $0.12 compared to a net loss per share of ($0.13)

“We are very pleased with our first quarter results which reflect contributions from new restaurants within our expectations, continued comparable restaurant sales growth, and improved restaurant level profit. Our daily-priced menu continues to allow us to better control our food and beverage margins, as reflected in our restaurant-level operating results. We are on track to add seven restaurants this year, two of which have already opened, and continue as a leading national affordable upscale seafood restaurant operator,” said Saed Mohseni, Chief Executive Officer.

First Quarter 2005 Results

Revenues in the first quarter of 2005 increased 10.8% to $60.4 million from $54.5 million in the first quarter of 2004.  The increase in revenues is attributable to the addition of five company-owned restaurants opened in the last three quarters of 2004 and the first quarter of 2005, as well as a 1.2% increase in comparable restaurant sales.  The Company opened one new company-owned restaurant in the first quarter of 2005 in Charlotte, North Carolina.

Total restaurant operating costs, consisting of food and beverage, labor, operating, and occupancy costs, were $51.7 million in the first quarter of 2005, or 85.7% of revenues, compared to $46.8 million in the first quarter of 2004, or 85.9% of revenues.

Food and beverage costs were $17.8 million in the first quarter of 2005, or 29.4% of revenues, compared to $16.3 million in the first quarter of 2004, or 29.9% of revenues.  The improvement in food and beverage costs as a percentage of revenues was primarily related to pricing increases, coupled with product handling efficiencies for the restaurants opened in 2004.  Labor costs were $19.4 million in the first quarter of 2005, or 32.1% of revenues, compared to $17.8 million in the first quarter of 2004, or 32.7% of revenues, as the Company benefited from lower management costs as a percentage of revenues.

Operating costs were $9.0 million in the first quarter of 2005, or 14.9% of revenues, compared to $7.9 million, in the first quarter of 2004, or 14.4% of revenues.  The increase in operating costs as a percentage of revenues was primarily due to higher marketing and utility costs.  Occupancy costs were $5.6 million in the first quarter of 2005, or 9.3% of revenues, compared to $4.8 million in the first quarter of 2004, or 8.9% of revenues, as restaurants opened in 2004 and 2005 have higher average rents than restaurants in the comparable restaurant base.

General and administrative expenses were $3.3 million in the first quarter of 2005, or 5.5% of revenues, compared to $2.5 million in the first quarter of 2004, or 4.7% of revenues.  The increase in general and administrative expenses was primarily due to costs associated with being a public company.

Restaurant pre-opening costs decreased to $0.5 million in the first quarter of 2005 from $1.0 million in the first quarter of 2004, primarily due to the decreased number of restaurants opened or under construction in the first quarter of 2005.  Depreciation and amortization expense decreased to $2.2 million, or 3.7% of revenues, from $2.7 million, or 4.9% of revenues, due to three-year lived assets acquired in August of 2001 which became fully depreciated in 2004.

Operating income was $2.5 million in the first quarter of 2005, or 4.2% of revenues, compared to $0.8 million in the first quarter of 2004, or 1.5% of revenues.  Last year’s results included $0.6 million of management fees and covenants not to compete expenses, which ceased with the termination of the agreements in 2004 in conjunction with the Company’s initial public offering.

Interest expense was $0.2 million in the first quarter of 2005 compared to $0.9 million in the first quarter of 2004.  The decrease was primarily due to a reduction of approximately $40.0 million in the average outstanding debt balance as a result of the pay down of debt with the proceeds from the initial public offering.  Total debt as of March 26, 2005 was $15.5 million, which included $1.0 million of capital lease obligations.

Net income in the first quarter of 2005 was $1.6 million, or $0.12 per diluted share, compared to a net loss of ($1.0) million, or ($0.13) per diluted share in the first quarter of 2004.

Financial Guidance

The Company expects second quarter 2005 revenues of approximately $66.0 million to $67.0 million, and a comparable restaurant sales increase of approximately 2% to 3%.  Diluted earnings per share are expected to be between $0.16 and $0.17.  The Company intends to open two new restaurants during the second quarter of 2005, one of which has already opened.

For fiscal 2005, the Company is maintaining its previously announced guidance of revenues between $265.0 million and $270.0 million.  The Company intends to open seven new restaurants in 2005, and expects a comparable restaurant sales increase of approximately 2% to 3%.  Diluted earnings per share are expected to be between $0.65 and $0.68.

Conference Call

The Company will host a conference call to discuss first quarter 2005 financial results today at 5:00 PM ET.  Hosting the call will be Douglas Schmick, President, Saed Mohseni, Chief Executive Officer, and Manny Hilario, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-800-289-0572, or for international callers by dialing 1-913-981-5543.  A replay will be available one hour after the call and can be accessed by dialing

1- 888-203-1112 or 1-719-457-0820 for international callers; the password is 6694847.  The replay will be available until May 24, 2005.  The call will be webcast live from the Company’s website at www.mccormickandschmicks.com under the investor relations section.

The webcast will also be distributed over CCBN’s Investor Distribution Network. Individual investors can listen to the call at www.fulldisclosure.com and institutional investors can access the call via CCBN’s password-protected event management site at www.streetevents.com.

About the Company

McCormick & Schmick’s Seafood Restaurants, Inc. is a leading national seafood restaurant operator in the affordable upscale dining segment.  Over the past 33 years, it has successfully grown to 54 restaurants in 23 states by focusing on serving a broad selection of fresh seafood. McCormick & Schmick’s inviting atmosphere and high quality, diverse menu offering and compelling price-value proposition appeals to a broad customer base—from casual diners, families and tourists to business travelers and special occasion diners.

Forward-Looking Statements

The financial guidance we provide for our second quarter and fiscal 2005 and the number of restaurants we intend to open in 2005 are forward-looking statements. These forward-looking statements are based on information available to us on the date of this release and we assume no obligation to update these forward-looking statements for any reason. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of qualified employees and the availability of a sufficient number of suitable new restaurant sites; changes in the availability and costs of food; potential fluctuation in our quarterly operating results due to seasonality and other factors; the continued service of key management personnel; our ability to protect our name and logo and other proprietary information; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; the potential effects of inclement weather or terrorist attacks; the effect of competition in the restaurant industry; cost and availability of capital; and other risk factors described from time to time in SEC reports filed by McCormick & Schmick’s Seafood Restaurants, Inc.

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McCormick & Schmick’s Seafood Restaurants, Inc.

Summary of Consolidated Operating Results – Unaudited

(In thousands, except per share data)

	Quarter Ended
	March 27, 2004		March 26, 2005
	Restated
Revenues	$54,513	100%	$60,385	100%

Restaurant operating costs
Food and beverage	16,286	29.9%	17,760	29.4%
Labor	17,810	32.7%	19,356	32.1%
Operating	7,874	14.4%	9,017	14.9%
Occupancy	4,848	8.9%	5,605	9.3%
Total restaurant operating costs	46,818	85.9%	51,738	85.7%
General and administrative expenses	2,549	4.7%	3,342	5.5%
Restaurant pre-opening costs	994	1.8%	529	0.9%
Depreciation and amortization	2,683	4.9%	2,232	3.7%
Management fees and covenants not to compete	638	1.2%	—	—
Total costs and expenses	53,682	98.5%	57,841	95.8%
Operating income	831	1.5%	2,544	4.2%
Interest expense	857	1.6%	156	0.3%
Accrued dividends and accretion on mandatorily redeemable preferred stock	1,012	1.9%	—	—
Income (loss) before income taxes	(1,038)	(1.9)%	2,388	4.0%
Income tax expense (benefit)	(15)	—	741	1.2%
Net income (loss)	$(1,023)	(1.9)%	$1,647	2.7%

Net income (loss) per share(1)
Basic and diluted	$(0.13)		$0.12
Shares used in computing net income (loss) per share(1)
Basic	7,782		13,782
Diluted	7,782		13,959

(1)             For the quarter ended March 27, 2004, which was prior to the Company’s initial public offering, the presentation gives retroactive effect to the completion of the Company’s corporate reorganization in calculating common shares outstanding.